UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
         Section 12(b) and 12(g) of the Securities Exchange Act of 1934
       or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                                            Commission file number:   0-16756
                                                                     ---------
                     RAMADA ASSURED INCOME ASSOCIATES, L.P.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


    3 World Financial Center, 29th Floor, New York, NY 10285  (212) 526-3237
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Limited Partnership Depositary Units
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)



                  --------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]                       Rule 12h-3(b)(1)(i)     [ ]
Rule 12g-4(a)(1)(ii)    [ ]                       Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]                       Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]                       Rule 12h-3(b)(2)(ii)    [ ]
															Rule 15d-6			[]

Appropriate number of holders of record as of
             the certification or notice date:          0
                                                  -------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Ramada Assured Income Associates, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: December 29, 1995      BY:  /s/ Jeffrey C. Carter
                                  Jeffrey C. Carter, President, Director
                                  and Chief Financial Officer of HRH1, Inc.,
                                  General Partner of HRH Partnership 1, L.P.,
                                  the General Partner of Ramada Assured Income
                                  Associates, L.P.